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                                                                    Exhibit 99.1


                         CARMAX AUTO SUPERSTORES, INC.

                     Monthly Servicer's Certificates Audit
                       (CarMax Auto Owner Trust 2001-1)

                                 April 2, 2001
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The Board of Directors
CarMax Auto Superstores, Inc.:

We have examined management's assertion about CarMax Auto Superstores, Inc.'s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement, dated January 1, 2001 (the "Agreement") between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2001-1, for the period from January 25, 2001 to February 28, 2001, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the CarMax's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the period from January 25, 2001 to February 28, 2001 is fairly stated, in all material respects.


/s/ KPMG LLP
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KPMG LLP
April 2, 2001